Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 24, 2025 by and among Synovus Financial Corporation, a Georgia Corporation (“Synovus”), Synovus Bank, a Georgia state-chartered bank and wholly owned subsidiary of Synovus, and Jamie Gregory (the “Executive”).

WHEREAS, Steel Newco Inc., a Georgia Corporation (the “Company”), is a newly formed subsidiary of Pinnacle Financial Partners, Inc. (“Pinnacle”) and Synovus and pursuant to, and subject to the conditions of, the Agreement and Plan of Merger, by and among Pinnacle and Synovus, dated as of the date hereof (the “Merger Agreement”), Pinnacle and Synovus will be merged with and into the Company, into two separate merger transactions (collectively, the “Merger”);

WHEREAS, contingent upon the Merger, on the terms and subject to the conditions included in the Agreement and Plan of Merger, dated as of the date hereof, between the Bank and Synovus Bank, it is intended that Synovus Bank will merge with and into Pinnacle Bank (the “Bank”), a Tennessee state-chartered bank and wholly owned subsidiary of Pinnacle, with the Bank continuing as the surviving entity and wholly owned subsidiary of the Company (the “Bank Merger”);

WHEREAS, as of the date of this Agreement, the Executive serves as the Executive Vice President and Chief Financial Officer of Synovus Bank and Synovus, and Pinnacle and Synovus have agreed that, effective upon the consummation of the Merger, the Executive will serve as the Executive Vice President and Chief Financial Officer of the Bank and the Company (together, the “Employer”);

WHEREAS, the Executive, Synovus and Synovus Bank mutually desire that the Executive will provide services to the Bank and the Company on the terms and conditions contained herein; and

WHEREAS, effective upon the consummation of the Merger and the Bank Merger, the Company and the Bank will become parties to this Agreement by operation of law.

NOW, THEREFORE, in consideration of the above, the parties hereto hereby agree as follows:

1.           Employment Period.  The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Employer, on the terms and conditions of this Agreement for the period commencing on the Closing Date (as defined in the Merger Agreement, and as used herein, the “Effective Date”) and ending on the day after the second anniversary thereof (the “Employment Period”).  Following the end of the Employment Period, the Executive’s employment with the Employer will continue on an “at will” basis until terminated by either the Employer or the Executive. Notwithstanding the foregoing, the Employment Period shall immediately expire upon any termination of the Executive’s employment with the Employer pursuant to Section 3 hereof.  If the Merger Agreement is terminated for any reason without the completion of the Merger or if the Executive’s employment with Synovus and Synovus Bank terminates for any reason before the Closing Date, this Agreement will be null and void ab initio and of no further force and effect.

2.           Terms of Employment.

(a)          Position; Location.  During the Employment Period, the Executive shall serve as Executive Vice President and Chief Financial Officer of each of the Bank and the Company.  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Employer and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use his reasonable best efforts to perform faithfully and efficiently such responsibilities.  Notwithstanding the foregoing, the Employer hereby agrees that the Executive may continue to hold the positions set forth on Schedule A hereto.  During the Employment Period, the Executive’s principal place of employment will be the Company’s headquarters in Atlanta, Georgia, but the Executive may perform services elsewhere as he reasonably determines and will engage in reasonable business travel as is necessary for the performance of the Executive’s duties.

(b)          Reporting; Authority, Duties and Responsibilities.  The Executive will report solely and directly to the Chief Executive Officer of the Company, and shall have the authority, duties and responsibilities that are customarily associated with the Executive’s position.

(c)          Compensation and Employee Benefits.

(i)          Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (the “Base Salary”) of no less than $675,000, payable in accordance with the Employer’s regular payroll practices for full-time employees.  The Base Salary will be reviewed annually by the compensation committee (the “Committee”) of the board of directors of the Company  (“Company Board” and, together with the board of directors of the Bank, the “Employer Board”)  for increase but not decrease.  The term “Base Salary” as used herein will refer to the most recently effective Base Salary.

(ii)         Annual Bonus.  During the Employment Period and commencing with the Company’s fiscal year 2026, the Executive will be eligible to receive an annual cash incentive award (“Annual Bonus”) pursuant to the annual program maintained by the Employer, with an annual target bonus opportunity of 120% of Base Salary.  The actual Annual Bonus payable to the Executive for each fiscal year of the Employer will be determined by the Committee in its reasonable discretion based upon the achievement of performance goals established by the Committee for the applicable year, which shall be the same performance goals applicable to other executive officers of the Company.  Each Annual Bonus will be paid not later than two-and-one-half months following the end of the fiscal year for which the Annual Bonus is awarded.  The Executive’s annual bonus for fiscal year 2025 will be paid in accordance with the Synovus annual bonus program and the terms of the Merger Agreement.  The Executive’s Annual Bonus for fiscal year 2026 will not be prorated, regardless of when the Effective Date occurs; provided that if the Effective Time occurs on or after April 15, 2026, then the Committee may determine in its discretion that the Executive’s target annual bonus opportunity for 2026 will be the sum of (a) the Executive’s target annual bonus opportunity in effect immediately prior to the Effective Time, prorated for the portion of 2026 elapsed prior to the Effective Time and (b) the Executive’s target annual bonus opportunity specified in this Section 2(c)(ii), prorated for the portion of 2026 that will occur after the Effective Time.

(iii)        Annual Long-Term Incentive Awards.  Each year of the Employment Period, the Executive will be granted an annual long-term equity incentive award (“Annual LTI Award”) from the Company with a target grant date value of not less than $1,825,000.  The form and terms and conditions of the Executive’s Annual LTI Awards, including the vesting schedule applicable to such Awards, shall be determined by the Committee in its reasonable discretion, provided that such terms and conditions shall be no less favorable than those that apply to Annual LTI Awards granted to other executive officers of the Company.  If the Executive receives an annual long term incentive award from Synovus in respect of 2026, then the Executive will be entitled to an Annual LTI Award from the Company, to be granted promptly following the Effective Date, with a target value equal to the value specified in the first sentence of this Section 2(c)(iii) reduced by the target value of such annual long term incentive award granted by Carbon (the “Top-Up Award”); provided that if the Effective Time occurs on or after April 15, 2026, then the Committee may determine in its discretion whether to prorate the Top-Up Award based on the portion of 2026 that will occur after the Effective Time.

(iv)         Other Employee Benefits.  During the Employment Period, the Executive will be entitled to participate in employee benefit plans, practices, policies and programs on a basis that is no less favorable than that provided to other executive officers of the Company.  The Executive will also be eligible to receive certain other fringe benefits including, but not be limited to, executive physicals, financial planning assistance and security alarm monitoring, in each case, on terms consistent with those applicable to the Executive as of immediately prior to the Effective Date.

(v)         Expenses.  During the Employment Period, the Executive will be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the applicable policy of the Employer as in effect with respect to executive officers of the Company from time to time.

(vi)         Paid Time Off.  During the Employment Period, the Executive will be entitled to paid time off in accordance with the applicable policy of the Employer as in effect with respect to executive officers of the Company from time to time, provided that the amount of paid time off per year to which the Executive is entitled shall be no less than the amount applicable to the Executive under the Synovus paid time off policy as of immediately prior to the Effective Date.

(vii)      Indemnification.  Following the Closing Date, the Employer will continue to (A) indemnify the Executive (including, for the avoidance of doubt, by providing the Executive with advancement of expenses) against any actual or threatened action, suit or proceeding and (B) provide the Executive with D&O insurance coverage, in each case, with respect to the Executive’s services as an executive officer and director of Synovus and its subsidiaries prior to the Closing Date, and thereafter, the Executive’s services consistent with the terms of this Agreement, in each case, to the same extent that such indemnification, expense advancement and D&O insurance coverage is provided to executive officers and directors of the Employer and its subsidiaries.  In addition, any existing indemnification agreement entered into between the Executive and Synovus will remain in full force and effect with respect to the Executive’s service as an executive officer and director of Synovus and the Executive will continue to have the indemnification, expense advancement and D&O coverage as described in Section 8.8 of the Merger Agreement.

3.           Termination of Employment.

(a)        Generally.  During the Employment Period, the Executive’s employment may only be terminated by the Employer (whether with or without Cause (as defined below)) by approval of no less than 75% of the members of the Employer Board (the “Supermajority Approval”) and no termination of the Executive’s employment by the Employer (whether with or without Cause) shall be effective prior to the date on which such Supermajority Approval is obtained.

(b)         Death or Disability.  The Executive’s employment will terminate automatically upon the Executive’s death during the Employment Period.  If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Employer may give to the Executive written notice in accordance with Section 10(b) hereof of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Employer shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive has not returned to full‑time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Employer on a full‑time basis for 180 business days within any 365-day period as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Employer or its insurers and acceptable to the Executive or the Executive’s legal representative.

(c)         Cause.  The Employer may terminate the Executive’s employment during the Employment Period for Cause or without Cause.  For purposes of this Agreement, “Cause” shall mean the Executive’s (i) willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or (ii) conviction of a felony.  For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or the Committee, or upon the instructions of the Chief Executive Officer of the Company, or based upon the advice of counsel for the Employer, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the members of the Employer Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Employer Board), finding that, in the good faith opinion of the Employer Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

(d)          Good Reason.  The Executive’s employment may be terminated by the Executive for Good Reason or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the Executive’s voluntary resignation after any of the following actions are taken by the Employer or any of its subsidiaries without the Executive’s prior written consent: (i) a reduction in the Executive’s responsibilities, duties or authorities, (ii) any change in the Executive’s position or reporting relationship; (iii) any reduction in the Executive’s Base Salary, Annual Bonus opportunity or Annual LTI Award opportunity; (iv) a change in the geographic location at which the Executive must perform services as specified in this Agreement; (v) any material breach of this Agreement by the Employer; or (vi) the failure of any successor to the Employer (whether by merger, consolidation, sale of assets or otherwise) to expressly assume and agree to perform this Agreement in accordance with its terms; provided, however, that a termination will not be for “Good Reason” under this Section 3(d) unless the Executive shall have provided written notice to the Employer of the existence of one of the conditions described in this Section 3(d) within 90 days following the date on which the Executive first becomes aware of the existence of such condition, specifying in reasonable detail such condition, the Employer shall have had 30 days following receipt of such written notice (the “Cure Period”) to remedy the condition, the Employer shall have failed to remedy the condition constituting Good Reason during the applicable Cure Period, and the Executive’s termination of employment shall have occurred within 30 days following expiration of such Cure Period.

(e)         Notice of Termination.  Any termination by the Employer for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by written notice to the other party hereto which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date.

4.           Obligations of the Employer upon Termination.

(a)         Without Cause or for Good Reason.  If, during the Employment Period, the Employer terminates the Executive’s employment other than for Cause and not due to the Executive’s death or Disability or the Executive resigns employment for Good Reason, then, the Employer shall:

(i)          pay to the Executive, in a lump sum in cash within 10 days after the date of the Executive’s termination of employment (the “Date of Termination”), the sum of the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, any earned and unpaid Annual Bonus for the fiscal year prior to the Date of Termination, any accrued but unreimbursed business expenses and any amounts required to be paid to the Executive under any plan, program, policy, practice or contract of the Employer through the Date of Termination (the “Accrued Obligations”);

(ii)         provide to the Executive:

(A)        a lump sum cash severance payment equal to the sum of (i) three times (3x) the sum of (x) the Base Salary (disregarding any reduction thereto that constitutes Good Reason) and (y) average annual bonus paid with respect to the three preceding years (which shall include, for purposes of this Agreement, any annual bonus paid to the Executive by Synovus prior to the Effective Date); and (ii) the target Annual Bonus for the year of termination (disregarding any reduction thereto that constitutes Good Reason), multiplied by a fraction, the numerator of which is the greater of (x) six and (y) the number of full months elapsed in the year of termination prior to the Date of Termination, and the denominator of which is 12, which payment shall be made to the Executive on the date that is six months and one day after the Date of Termination;

(B)        continued health and welfare benefits (including, without limitation, medical, prescription, dental, disability (both individual and group), life (both individual and group), and AD&D plans and programs) for the Executive and his eligible dependents at the level of coverage elected by the Executive during the open enrollment period immediately preceding the Date of Termination through the date that is 36 months following the Date of Termination (or, if earlier, the date on which the Executive becomes reemployed and is eligible to receive medial or other welfare benefits under another employer provided plan) and reimbursement for the Executive’s costs or expenses for such benefits; and

(C)       accelerated vesting of the Executive’s unvested Company equity awards, whether granted before or after the Effective Date, with the level of achievement of any applicable performance goals for any performance-based awards granted after the Effective Date determined based on the greater of target and actual performance through the Date of Termination, as determined by the Committee (the “Equity Benefits”).

(b)        Death or Disability.  If the Executive’s employment is terminated due to the Executive’s death or Disability during the Employment Period, the Employer shall pay to the Executive (or, in the case of the Executive’s death, to the Executive’s estate) the Accrued Obligations within 30 days after the Date of Termination, and the Executive (or his estate) shall be entitled to the Equity Benefits.

(c)         Other Termination.  If the Executive’s employment is terminated during the Employment Period by the Employer for Cause or due to the Executive’s voluntary resignation without Good Reason, the Employment Period shall terminate without further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations.

5.          Non‑exclusivity of Rights.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Employer at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program or contract or agreement except as explicitly modified by this Agreement.  Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 4 hereof, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Employer and its affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.

6.           No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to the Executive under Section 4 hereof and such amounts shall not be reduced whether or not the Executive obtains other employment.

7.          Restrictive Covenants.  The Executive hereby reaffirms that he shall continue to be bound by the restrictive covenants contained in any award agreements and/or individual confidentiality agreements between Synovus and the Executive, in either case to which he is party as of immediately prior to the Effective Date (collectively, the “Existing Restrictive Covenants”), to the same extent as were applicable as of immediately prior to the Effective Date.

8.           Section 280G.

(a)          Notwithstanding anything in this Agreement to the contrary, in the event Compensation & Benefits Advisory Services, LLC (“CBAS”), or, if CBAS is unavailable, such other accounting firm as mutually agreed between the Employer and the Executive (the “Accounting Firm”) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced.  If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(b)         If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Employer shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Employer and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination.  For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order:  (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits.  With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination.  All fees and expenses of the Accounting Firm shall be borne solely by the Employer.

(c)         To the extent requested by the Executive, the Employer shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Employer (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(d)          The following terms shall have the following meanings for purposes of this Section 8:

(i)           “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).

(ii)         “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(iii)        “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv)         “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

9.          Successors.  This Agreement is personal to the Executive and, without the prior written consent of the Employer, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns.  The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

10.         Miscellaneous.

(a)         Governing Law and Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws.  Any controversy or claim arising out of or relating to this Agreement shall be settled in the state or federal courts of Georgia.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)          Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: To the most recent address on file with the Employer.

If to Synovus, to:

Synovus
33 West 14th Street
Columbus, GA 31901
Attention: Allan E. Kamensky
E-mail: [***]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention: Brandon C. Price
E-mail: BCPrice@wlrk.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)          Tax Withholding.  The Employer may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d)        Section 409A.  It is intended that payments and benefits made or provided under this Agreement shall comply with Section 409A or an exemption thereto.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Without limiting the generality of the foregoing, to the extent required in order to comply with Section 409A, amounts and benefits to be paid or provided under Section 4 hereof during the period between the Executive’s termination of service with the Employer and the date that is six months thereafter, shall be paid or provided to the Executive on the first business day after the date that is six months following the date of such termination.

(e)          Assumption by the Company.  The Company and the Bank shall, by operation of law and without any further action required by any party, automatically assume this Agreement as of the Effective Date, and the Company and the Bank shall be obligated to perform all duties, responsibilities, and obligations set forth in this Agreement as if it were a direct signatory hereto.

(f)          Whole Agreement.  This Agreement, together with the Existing Restrictive Covenants and any standalone indemnification agreement between the Executive and Synovus in effect as of the Effective Date in respect of the Executive’s service as an executive officer and/or director of Synovus, supersedes all agreements between the parties covering the same subject matter, including, without limitation, the Change of Control Agreement by and between Synovus and the Executive, dated as of June 24, 2019.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EXECUTIVE

/s/ Jamie Gregory
Jamie Gregory

[Signature Page to Executive Employment Agreement]

SYNOVUS FINANCIAL CORP.

By:	/s/ Allan E. Kamensky
Name:	Allan E. Kamensky
Title:	Executive Vice President and General Counsel

SYNOVUS BANK

By:	/s/ Allan E. Kamensky
Name:	Allan E. Kamensky
Title:	Executive Vice President and General Counsel

[Signature Page to Executive Employment Agreement]

Schedule A

Continuing Positions

Member of the Board of Directors of Atlanta Area Council; and
Member of the Board of Trustees of the Woodruff Arts Center.